Exhibit 2.1

SECURITIES CONTRIBUTION AND PURCHASE AGREEMENT

BY AND AMONG

KISHORE DASS, SEEMA DASS 2014 GRAT, DATED MAY 13, 2014, BEN HAN AND RAJIV PATEL AS SELLERS,

21C EAST FLORIDA, LLC AS BUYER,

21ST CENTURY ONCOLOGY INVESTMENTS, LLC

AND

SFRO HOLDINGS, LLC

July 2, 2015

TABLE OF CONTENTS

ARTICLE I Contribution of Contributed Equity; Purchase and Sale of Purchased Equity; Closing		1
1.1.	Agreement to Purchase and Sell Interests	1
1.2.	The Closing	2
1.3.	Withholding Taxes	4
1.4.	2014 Purchase Agreement; Letter Agreement Termination	4

ARTICLE II Representations and Warranties of Sellers Regarding the Target Companies		4
2.1.	Absence of Undisclosed Liabilities	4
2.2.	Absence of Certain Developments	4
2.3.	Contracts and Commitments	6
2.4.	Labor Matters	8
2.5.	Compliance with Laws; Permits; Prohibited Payments	8
2.6.	Environmental Matters	9
2.7.	Affiliate Transactions	10
2.8.	Healthcare	10

ARTICLE III Representations and Warranties of Sellers		12
3.1.	Power and Authority	12
3.2.	Authorization; No Breach	12
3.3.	Title to Equity Interests	13
3.4.	Brokerage	13

ARTICLE IV Representations and Warranties of Buyer		13
4.1.	Organization, Power and Authority	14
4.2.	Authorization; No Breach	14
4.3.	Brokerage	14

ARTICLE V Indemnification		14
5.1.	Survival of Representations and Warranties	14
5.2.	General Indemnification	15

ARTICLE VI Post-Closing Covenants and Agreements		19
6.1.	Tax Matters	20
6.2.	Non-Solicitation and Non-Competition	21
6.3.	Further Assurances	22
6.4.	Release	22
6.5.	Personal Guarantees	23

ARTICLE VII Definitions		23

ARTICLE VIII Miscellaneous		29
8.1.	Fees and Expenses	29
8.2.	Press Release and Announcements	29
8.3.	Remedies	29
8.4.	Consent to Amendments; Waivers	30

i

8.5.	Successors and Assigns	30
8.6.	Severability	30
8.7.	Counterparts	30
8.8.	Descriptive Headings; Interpretation	30
8.9.	Entire Agreement	30
8.10.	No Third-Party Beneficiaries	31
8.11.	Schedules and Exhibits	31
8.12.	Governing Law	31
8.13.	Waiver of Jury Trial	31
8.14.	Jurisdiction	32
8.15.	Notices	32
8.16.	No Strict Construction	33
8.17.	Seller Representative	33

ii

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	—	Form of Promissory Note of 21st Century Oncology Holdings, Inc.
Exhibit B	—	Joinder
Exhibit C	—	Sixth Amended and Restated Limited Liability Company Agreement of 21st Century Oncology Investments, LLC

Schedules

Schedule 1.1	—	Purchased Equity
Schedule 2.1	—	Liabilities
Schedule 2.2	—	Absence of Certain Developments
Schedule 2.3	—	Material Contracts
Schedule 2.4	—	Absence of Certain Developments
Schedule 2.5(a)	—	Compliance with Laws
Schedule 2.5(b)	—	Material Permits
Schedule 2.6	—	Environmental Matters
Schedule 2.7	—	Affiliate Transactions
Schedule 2.8	—	Compliance with Healthcare Laws; Healthcare Claims
Schedule 6.5	—	Personal Guarantees

iii

SECURITIES CONTRIBUTION AND PURCHASE AGREEMENT

THIS SECURITIES CONTRIBUTION AND PURCHASE AGREEMENT (this “Agreement”) is made as of July 2, 2015, by and among 21C East Florida, LLC, a Delaware limited liability company (“Buyer”), 21st Century Oncology Investments, LLC (“Parent LLC”), Kishore Dass, M.D. (“Dass”), Seema Dass 2014 GRAT, dated May 13, 2014, (“GRAT”), Ben Han, M.D. (“Han”), and Rajiv Patel (“Patel”, and collectively with Dass, GRAT and Han, the “Sellers”, and each a “Seller”), and SFRO Holdings, LLC, a Florida limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE VII below.

WHEREAS, pursuant to a Securities Purchase Agreement (the “2014 Purchase Agreement”), dated as of February 10, 2014, Buyer acquired sixty-five percent (65%) of the outstanding Equity Interests in the Company from the Sellers;

WHEREAS, the Sellers collectively own beneficially and of record the remaining thirty-five percent (35%) of the outstanding Equity Interests in the Company, their respective ownership of such interests is as set forth on Schedule 1.1 attached hereto (the percentage interest set forth next to each Seller’s name on Schedule 1.1 is referred to as such Seller’s “Equity Interest Percentage”);

WHEREAS, the Sellers desire to contribute to Parent LLC a portion of their Company Equity Interests with an aggregate value of $19,000,000 (collectively, the “Contributed Equity”), in consideration for the Rollover Equity (as defined below);

WHEREAS, Parent LLC and its Subsidiaries desire to further contribute the Contributed Equity to Buyer;

WHEREAS, Buyer desires to purchase, and the Sellers desire to sell in the aggregate, their remaining Company Equity Interests (other than the Contributed Equity) (collectively, the “Purchased Equity”), in consideration for the Purchase Price (as defined below); and

WHEREAS, as a material inducement to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby (the “Transactions”), the Sellers have agreed to be bound by the restrictive covenants set forth in Section 6.2, and each of the Sellers acknowledge and agree that Buyer would not have entered into this Agreement but for the agreement of the Sellers to be bound by the restrictive covenants set forth in Section 6.2.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Contribution of Contributed Equity; Purchase and Sale of Purchased Equity; Closing

1.1.                            Agreement to Purchase and Sell Interests.  Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall transfer to Buyer and Parent LLC,

and Buyer and Parent LLC shall acquire from each Seller, such Seller’s portion of the Contributed Equity and Purchased Equity as set forth on Schedule 1.1, in each case free and clear of all Liens other than Liens that may arise under securities Laws, and in exchange, Parent LLC shall issue the Rollover Equity in the manner provided in Section 1.2(b) and Buyer shall pay the Purchase Price in the manner provided in Section 1.2(c).

1.2.                            The Closing.

(a)                                 Time and Place of Closing.  The consummation of the Transactions will occur remotely on the date hereof upon the execution of this Agreement through the exchange of electronic copies (the “Closing”), with originals exchanged among the parties hereto promptly after the Closing.  The date on which the Closing occurs is referred to as the “Closing Date”.

(b)                                 Contribution of Contributed Equity.  Subject to the terms and conditions set forth in this Agreement, at the Closing the parties shall take the following actions in the following order:

(i)                                     Sellers shall contribute the Contributed Equity to Parent LLC, and Parent LLC shall issue to the Sellers $19,000,000 of SFRO Preferred Units of Parent LLC to be issued on the Closing Date (the “Rollover Equity”);

(ii)                                  Parent LLC shall contribute the Contributed Equity to 21st Century Oncology Holdings, Inc. (“Holdings”) in exchange for common shares of Holdings, and Holdings shall further contribute the Contributed Equity to Parent;

(iii)                               Parent shall contribute (A) 93% of the Contributed Equity to Buyer, and (B) the remaining 7% of the Contributed Equity to 21st Century of Florida Acquisition, LLC, and 21st Century of Florida Acquisition, LLC shall further contribute such Contributed Equity to Buyer; and

(iv)                              Buyer shall purchase the Purchased Equity, in consideration for the Purchase Price (as defined below).

(c)                                  Purchase and Sale of Purchased Equity.  For purposes of this Agreement, the “Purchase Price” means the sum of: (i) $15,000,000 (the “Cash Purchase Price”); and (ii) the promissory notes issued by Holdings to each Seller on the Closing Date in the form attached hereto as Exhibit A, having an aggregate principal amount of $15,000,000 (each, a “Promissory Note” and collectively, the “Promissory Notes”).

(d)                                 Deliveries and Proceedings in connection with the Closing.

(i)                                     Deliveries by Sellers to Buyer and Parent LLC.  In connection with the Closing, the Sellers shall deliver (or cause to be delivered) to Buyer and Parent LLC the following:

(A)                               at Closing, an assignment of each Seller’s portion of the Contributed Equity as set forth on Schedule 1.1 in favor of Parent LLC in a form reasonably acceptable to Parent LLC, duly executed by such Seller;

(B)                               at Closing, an assignment of each Seller’s portion of the Purchased Equity as set forth on Schedule 1.1 in favor of Buyer and Parent LLC in a form reasonably acceptable to Buyer, duly executed by such Seller;

(C)                               at Closing, a joinder agreement in the form attached as Exhibit B hereto (the “Joinder”), duly executed by all Sellers pursuant to which the Sellers shall become a party on the Closing Date to that certain Second Amended and Restated Securityholders Agreement, dated as of September 26, 2014, by and among Parent LLC, Holdings and the other parties thereto;

(D)                               at Closing, the Sellers signature to a fully executed consent resolution of the board of managers of the Company terminating the Company’s 401(k) plan effective June 29, 2015; and

(E)                                at Closing, the Sellers signature to a fully executed consent resolution of the board of managers of the Company approving an amendment to close the Company’s cash balance plan to freeze the plan to new participants as of the Closing and the duly executed amendment to close the cash balance plan freezing the plan to new participants as of the Closing.

(ii)                                  Deliveries by Buyer to Sellers.  In connection with the Closing, Buyer shall deliver (or cause to be delivered) to the Sellers or to such other specified persons the following:

(A)                               on the Closing Date, the Promissory Notes, duly executed by 21st Century Oncology Holdings, Inc.;

(B)                               at Closing, employment agreement amendments between SFM and each Seller in form acceptable to such Seller, duly executed by SFM; and

(C)                               at Closing, an amount equal to the Cash Purchase Price by wire transfer of immediately available funds, pro rata in accordance with the Equity Interest Percentages set forth on Schedule 1.1, to the account or accounts designated by the Seller Representative.

(iii)                               Deliveries by Parent LLC to Sellers.  In connection with the Closing, Parent LLC shall deliver (or cause to be delivered) to Sellers on the Closing Date, the Rollover Equity, pro rata in accordance with the Equity Interest Percentages set forth on Schedule 1.1 attached hereto;

(iv)                              2014 Purchase Agreement Escrow Release.  At the Closing, the Buyer shall deliver to the Escrow Agent and Sellers a duly executed release letter instructing the Escrow Agent to release all remaining funds in the Escrow Account under the Escrow Agreement to the Sellers in accordance with the Escrow Agreement (as those terms are defined in the 2014 Purchase Agreement).  Buyer shall cause the Escrow Agent to release such funds remaining in the Escrow Account to the Sellers by wire transfer of immediately available funds.

1.3.                            Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Buyer, and each Target Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld.  To the extent that any such amounts are so deducted or withheld, such amounts shall be paid over to the appropriate Government Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.4.                            2014 Purchase Agreement; Letter Agreement Termination.  Sellers acknowledge and agree that the payment of the Purchase Price shall also fulfill all of Buyer’s obligations under Section 1 of the 2014 Purchase Agreement and no further amounts shall be due by Buyer to Seller under Section 1 of the 2014 Purchase Agreement other than the Purchase Price.  The letter agreement dated February 10, 2014 between Holdings and the Sellers is hereby terminated as of the Closing Date.

ARTICLE II
Representations and Warranties of Sellers Regarding the Target Companies

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, the Sellers hereby represent and warrant to Buyer that, except with the due authorization of the board of managers of the Company, with Buyer’s Knowledge or as set forth in the disclosure schedules to the 2014 Purchase Agreement, from and after the 2014 Closing Date through May 31, 2015:

2.1.                            Absence of Undisclosed Liabilities.  Except as set forth on Schedule 2.1, no Target Company has any Liability (including Liabilities relating to medical malpractice claims to the extent not covered by insurance) that, individually or in the aggregate, would be material to the Target Companies taken as a whole, other than (i) Liabilities set forth on the liabilities side of the face of the Balance Sheet (not in the notes thereto), (ii) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business consistent with past practice (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit or violation of Law, and none of which is material either individually or in the aggregate), or (iii) Liabilities duly authorized by the board of managers of the Company.

2.2.                            Absence of Certain Developments.  There has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.  Except as expressly contemplated by this Agreement or as set forth on Schedule 2.2, no Target Company has:

(a)                                 amended its certificate of formation, limited liability company agreement or other organizational documents;

(b)                                 issued, delivered or sold or proposed or agreed to issue, deliver or sell any Equity Interest, or issued, delivered or sold or proposed or agreed to issue any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, calls, conversion rights, commitments, other securities relating to any Equity Interests, or sold, transferred or otherwise disposed of any Equity Interest;

(c)                                  incurred, issued or guaranteed any Indebtedness  or incurred, created or assumed any Liens (other than Permitted Liens) upon any of its material assets, tangible or intangible;

(d)                                 discharged or paid any material obligation or Liability, other than current Liabilities paid in the ordinary course of business consistent with past practice;

(e)                                  declared any distribution of cash or other property with respect to its Equity Interests that remains unpaid, or repurchased, redeemed or otherwise acquired any Equity Interests in any Target Company;

(f)                                   sold, assigned, transferred, leased, licensed, failed to maintain or abandoned any of its material assets, tangible or intangible, other than sale or use of consumables or other inventory in the ordinary course of business consistent with past practice;

(g)                                  materially amended or modified any Material Contract, waived any material default, claim or other right under any Material Contract, or terminated any contract that would constitute a Material Contract if in effect as of the date hereof;

(h)                                 terminated, cancelled, amended, waived, modified or failed to maintain or comply with any material Permit;

(i)                                     made or granted any bonus or any wage or salary increase to, or changed any material employment or retention terms with, any employee or group of employees or contractors, including salespersons (other than bonuses and wage or salary increases in the ordinary course of business consistent with past custom and practice), entered into or increased amount or duration of any severance arrangement, or made or granted any increase in any Employee Benefit Plan or arrangement, or amended or terminated any existing Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into, modified or terminated any collective bargaining agreement or relationship;

(j)                                    made any material change in its cash management practices or in any material method of accounting or accounting policies, or made any write-down in the value of its inventory that is material or outside of the ordinary course of business consistent with past custom and practice;

(k)                                 made or changed any material Tax election, changed any annual accounting period, adopted or changed any material accounting method, filed any amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, surrendered any right to claim a material refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(l)                                     adopted any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;

(m)                             other than compensation, benefits and expense reimbursements in the ordinary course of business consistent with past custom and practice, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement with any of its officers, directors, managers, equityholders or other Affiliates;

(n)                                 entered into any new line of business or opened or closed any facility or office;

(o)                                 incurred or committed to incur any capital expenditures in excess of $250,000 individually;

(p)                                 entered into any acquisition agreement or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire (whether through acquisition of assets, equity securities or otherwise) any business of any other Person;

(q)                                 cancelled or waived (i) any right material to the operation of its business or (ii) any debts or claims against any of its Affiliates;

(r)                                    failed to maintain in full force and effect any insurance policy in a form and amount consistent with past practice;

(s)                                   settled, released, waived or compromised any pending or threatened action, suits, proceeding or investigation;

(t)                                    delayed, postponed or canceled the payment of accounts payable or any other Liability, or accelerated the collection of accounts receivable, other than in the ordinary course of business consistent with past practice; or

(u)                                 agreed to take or authorize the taking, whether orally or in writing, any of the foregoing.

2.3.                            Contracts and Commitments.

(a)                                 Except as expressly contemplated by this Agreement or as set forth on Schedule 2.3 attached hereto, no Target Company is, a party to or bound by (whether written or oral) any:

(i)                                     pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees;

(ii)                                  collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii)                               employment or consulting agreement or other contract for the employment or service of any physician, radiologist, other medical practitioner, officer, individual employee or other Person on a full-time, part-time, consulting or other basis;

(iv)                              contract or agreement with any Government Entity;

(v)                                 contract with any healthcare provider;

(vi)                              contract with any supplier to the Target Companies under which the aggregate payments exceeded $250,000 during the fiscal year ended December 31, 2014;

(vii)                           agreement or indenture relating to borrowed money or other Indebtedness, the mortgaging, pledging or otherwise placing a Lien on any material asset (tangible or intangible) or material group of assets (tangible or intangible) of any Target Company, any letter of credit arrangements, or any guarantee therefor;

(viii)                        lease or agreement under which any Target Company is (x) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments did not exceed $250,000 during the fiscal year ended December 31, 2014 or (y) lessor of or permits any third party to hold or operate any property owned or controlled by any Target Company;

(ix)                              agreements relating to the ownership of, Investments in or loans and advances to, any Person, including Investments in joint ventures and minority equity investments;

(x)                                 license, royalty, indemnification or other agreement with respect to any Intellectual Property Rights (other than licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $50,000 during the fiscal year ended December 31, 2014);

(xi)                              power of attorney or other similar agreement or grant of agency;

(xii)                           contract or agreement prohibiting it from freely engaging in any line of business or competing anywhere in the world, including any nondisclosure or confidentiality agreements; or

(xiii)                        other agreement that involved consideration in excess of $500,000 during the fiscal year ended December 31, 2014.

(b)                                 The contracts, agreements and instruments set forth or required to be set forth on Schedule 2.3 attached hereto are referred to individually as a “Material Contract” and collectively as “Material Contracts.”  Each Material Contract is valid, binding and in full force and effect, and is enforceable in accordance with its terms.  No Target Company is in default under or in breach of, nor in receipt of any claim of default or breach under, any Material Contract.  No event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by any Target Company under any Material Contract; and, to the Sellers’ Knowledge, there is no existing or threatened material breach or cancellation by the other parties to any Material Contract to which any Target Company is a party.

(c)                                  Buyer has been supplied with a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto, and a summary of the material terms of each oral Material Contract.

2.4.                            Labor Matters.  Schedule 2.4(a) attached hereto contains a true, complete and correct list as of May 31, 2015 of (i) the employees employed by each Target Company whose total cash compensation in 2014 through such date exceeded $200,000, and (ii) the rate of all current compensation payable by any Target Company to each such employee, including any bonus, contingent or deferred compensation.  Except as set forth on Schedule 2.4(b) attached hereto, no executive or key employee of any Target Company and no group of employees or contractors of any Target Company has informed such Target Company in writing of any plan to terminate or materially alter the terms of his, her or their employment with or services for such Target Company.  To the Seller’s Knowledge, no executive or key employee of any Target Company is party to any confidentiality, proprietary rights, non-competition, non-solicitation, or similar agreement that could materially restrict the performance of such employee’s employment duties or the ability of any Target Company to conduct its business.  None of the Target Companies is a party to or bound by any collective bargaining agreement or other contract or bargaining relationship with any labor organization.  There are no pending or, to the Sellers’ Knowledge, threatened strikes, work stoppages, walkouts, or other material labor disputes or disruptions against or affecting any Target Company, and no such disputes have occurred within the past five (5) years.  To the Sellers’ Knowledge, there are no ongoing or threatened union organizing activities involving employees of any Target Company and no such activities have occurred within the past three (3) years.  Except as would not, individually or in the aggregate, reasonable be expected to be adverse in any material respect to the Target Companies taken as a whole, the Target Companies are in compliance, and since the 2014 Closing Date have complied with all applicable Laws relating to labor and employment.  No Target Company has any material liability resulting from any delinquency in payment of, or failure to pay, any of its current or former employees, consultants or independent contractors wages (including minimum wage, overtime, meal breaks or waiting time penalties), salaries, fees, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments, bonuses, or other compensation, if any, for any services performed by them to which they would be entitled under applicable Law or agreement.

2.5.                            Compliance with Laws; Permits; Prohibited Payments.

(a)                                 Except as set forth on Schedule 2.5(a) attached hereto, each of the Target Companies is in compliance, and since the 2014 Closing Date has complied, with all applicable Laws relating to the operation of its business in all material respects.  Except as set forth on Schedule 2.5(a) attached hereto, no written notices have been received by and, to the Sellers’ Knowledge, no written claims have been filed against any Target Company alleging a material violation of any such Laws.  Except as set forth in Schedule 2.5(a) attached hereto, none of the Target Companies (i) has received any written notice from any Government Entity of any threatened or pending investigation, audit or inquiry into an alleged or suspected violation of any applicable Law or regulation, or (ii) is party to any agreement or settlement with any Government Entity with respect to its alleged non-compliance with, or violation of, any applicable Law.

(b)                                 Each of the Target Companies holds all material Permits of all Government Entities required for the conduct of its business and the ownership of its properties, and Schedule 2.5(b) attached hereto sets forth a list of all of such material Permits held by the Target Companies.  No written notices have been received by any Target Company alleging the failure to hold any Permits.  Each of the Target Companies is, and since the 2014 Closing Date have been, in compliance in all material respects with all terms and conditions of all permits, licenses, accreditations and authorizations which it holds or held.

(c)                                  No Target Company has, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of any Target Company for any reason, (iii) made or agreed to make any illegal contribution, or illegally reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (iv) illegally paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other Person, in the United States or any other country, which in any manner relates to the assets, business or operations of any Target Company.

2.6.                            Environmental Matters.  Except as set forth on Schedule 2.6 attached hereto:

(a)                                 each of the Target Companies is, and has been since the 2014 Closing Date, in compliance in all material respects with all applicable Environmental Requirements which compliance includes and has included obtaining, maintaining and complying with all Permits required pursuant to Environmental Requirements for the operation of the Business and the occupation of the Leased Property;

(b)                                 no Target Company has received any written notice or report regarding any actual or alleged violation of or any Liabilities arising under, Environmental Requirements;

(c)                                  none of the Target Companies has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any Hazardous Substance, or (ii) owned or operated any facility or property (including the Leased Property) that is or has been contaminated by any Hazardous Substance, in each case of (i) or (ii) so as to give rise to any material Liabilities pursuant to any Environmental Requirements;

(d)                                 except under credit agreements, inventory supply agreements and leases entered into in the ordinary course of business, no Target Company has assumed or provided an indemnity with respect to any Liability of any other Person relating to any Environmental Requirements;

(e)                                  none of the Target Companies nor any of their respective predecessors or Affiliates has manufactured, sold, marketed, installed or distributed products or items containing asbestos, and none of such Persons has any Liabilities with respect to the presence or alleged presence of asbestos-containing material in any product or item on, at or upon any property or facility; and

(f)                                   the Sellers have furnished to Buyer all environmental assessments, audits, reports and other documents materially bearing on environmental, health or safety Liabilities with respect to the current and former operations and facilities of the Business, to the extent such documents are in the possession or under the reasonable control of the Target Companies.

2.7.                            Affiliate Transactions.  Except as set forth on Schedule 2.3 attached hereto or Schedule 2.7 attached hereto and except for any Employee Benefit Plans or agreements with Parent or Buyer, no (i) employee, officer, manager or director of any Target Company or Affiliate of any Seller, (ii) individual related by blood, marriage or adoption to any individual referred to in clause (i), or (iii) entity in which any Person or individual referred to in clause (i) or (ii) owns any beneficial interest (other than a Target Company), is a party to any agreement, contract, commitment or transaction with a Target Company that has not been duly authorized by the board of managers of the Company after the 2014 Closing Date or has any direct or indirect interest (other than through a Target Company) in any assets used by a Target Company.  Except for the contracts and agreements set forth on Schedule 2.7 attached hereto and transactions contemplated thereby, there are no agreements, contracts, commitments or transactions between the Company and/or any of its Subsidiaries, on the one hand, and SFM and/or any of its Subsidiaries, on the other hand.

2.8.                            Healthcare.

(a)                                 The Target Companies have complied in all material respects with all applicable healthcare Laws, including but not limited to Sections 1128A, 1128B, or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b, and 1395nn), 31 U.S.C. § 3729 et seq. (the Civil False Claims Act), 18 U.S.C. § 1347 (Health Care Fraud), Public Law 104-191 (the Health Insurance Portability and Accountability Act of 1996), the Florida Patient Self-Referral Act (Fla. Stat. 456.053),  Florida Patient Brokering Act (Fla. Stat. 817.505) , Florida Kickback Act (Fla. Stat. 456.054), the Florida Medicaid Kickback Law (Fla. Stat. 409.920(e), all applicable fraud and abuse, false claims and anti-self-referral Laws and all applicable Laws related to the confidentiality, privacy and security of medical information, or to licensing, the corporate practice of medicine, fee-splitting, certificate of need and reimbursement or billing for healthcare services.  None of the Target Companies has received any written notice to the contrary; and each Target Company possesses all material healthcare Permits necessary to own, lease and conduct their respective businesses in the manner and to the full extent now operated, in each case issued by the appropriate Government Entity, including, without limitation, the United States Department of Health and Human Services and each other federal, state and local agency the regulations of which are applicable to the businesses of each Target Company including, without limitation, those adopted pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act of the American Recovery and Reinvestment Act of 2009 (“HIPAA”).

(b)                                 The Target Companies are qualified for participation in all federal healthcare programs in which they participate, including the Medicare programs, the Medicaid programs, and the Tricare programs in which they participate (together with their respective intermediaries or carriers, the “Government Reimbursement Programs”) and comply in all material respects with the rules, regulations and conditions of participation associated with all Government Reimbursement Programs in which they participate.  Except as disclosed on Schedule 2.8 attached hereto, there is no pending or, to the Sellers’ Knowledge, threatened proceeding or investigation by any Government Reimbursement Program with respect to (i) any Target Company’s qualification or right to participate in such Government Reimbursement Program, (ii) the compliance or non-compliance by any Target Company with the terms or provisions of such Government Reimbursement Program, or (iii) the right of any Target Company to receive or retain reimbursements from such Government Reimbursement Program, in each case other than (x) billing reviewed, reconciliations and audits performed in the ordinary course of business or (y) as would not reasonably be expected to give rise to any liabilities that, individually or in the aggregate, be material to the Target Companies, taken as a whole.  For purposes of this Agreement, “Medicaid” means any state-operated means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. § 1396 et seq.), “Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. § 1395 et seq.) and “Tricare” means the healthcare program established by the U.S. Department of Defense under Title 10, Subtitle A, Part II, Chapter 55 (10 U.S.C. § 1071 et seq.) for members of the military, military retirees, and their dependents, and includes the competitive selection of contractors to financially underwrite the delivery of healthcare services under the Civilian Health and Medical Program of the Uniformed Services.

(c)                                  None of the Target Companies, nor any of their respective officers managers or directors, has, on behalf of any of the Target Companies, (i) knowingly or willfully violated the federal Medicare and Medicaid statutes, 42 U.S.C. § 1320a-7c, or 1320a-7b or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including but not limited to the following:  (i) knowingly or willfully made or caused to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly or willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) knowingly or willfully failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly or willfully solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or soliciting to receive such remuneration (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, Tricare or other applicable government payers, or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid, Tricare or other applicable government payers; (v) knowingly or willfully presented or caused to be presented a claim for a medical or other item or service that was not provided as claimed, or is for a medical or other item or service and the person knew or should have known the claim was false or fraudulent; or (vi) presented or caused to be presented a claim to any individual, third party payor or other entity for a designated health service furnished pursuant to a prohibited referral by a physician pursuant to 42 U.S.C. § 1395nn or any regulations promulgated pursuant thereto.  None of the Target Companies has, nor have any of their respective officers, managers or directors, on behalf of  any of the Target Companies, violated in any material respect any applicable state false claims act statutes or the Federal False Claims Act, 31 U.S.C. § 3729, including without limitation (A) knowingly presenting or causing to be presented to a government official a false claim for payment or approval, (B) knowingly made, used or caused to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government, or (C) conspired to defraud the government by getting a false or fraudulent claim paid.

(d)                                 The Sellers have disclosed any and all corporate integrity or other agreements with any Government Entity to which any Target Company is a party.  The Target Companies are in compliance in all material respects with all such agreements.  No employee of or, to the Sellers’ Knowledge, independent contractor to the Target Companies is excluded from participating in any Government Reimbursement Program in which the Target Companies participate, nor, to the Sellers’ Knowledge, is any such exclusion threatened in writing or pending.  None of the officers, managers and directors and, to the Sellers’ Knowledge, none of the agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of any Target Company has been excluded from a Government Reimbursement Program, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b.

(e)                                  The Target Companies are in compliance in all material respects with the provisions of HIPAA, and the regulations promulgated thereunder, including the Standards for Electronic Transaction and Code Set (45 C.F.R. Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Parts 160 and 164).  None of the Target Companies has received any written notice from any Government Entity or contract party that it is in violation of the requirements of HIPAA, or that such contract party has filed or intends to file a report to a Government Entity alleging a violation of or noncompliance with HIPAA, or that a Government Entity has imposed or intends to impose any enforcement actions, fines, or penalties for any failure or alleged failure to comply with the requirements of HIPAA or its implementing regulations.

ARTICLE III
Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, each Seller, severally and not jointly, with respect to himself, represents and warrants to Buyer as follows:

3.1.                            Power and Authority.  Such Seller possesses all requisite capacity or power and authority, as the case may be, necessary to carry out the Transactions.

3.2.                            Authorization; No Breach.

(a)                                 The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which such Seller is a party or by which such Seller is bound have been duly authorized by such Seller, if applicable.  This Agreement and all other agreements contemplated hereby to which such Seller is a party, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(b)                                 The execution, delivery and performance by such Seller of this Agreement and all other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the portion of Company Equity Interests held by such Seller pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) any Law to which such Seller is subject or (B) any agreement, instrument, order, judgment or decree to which such Seller is subject, except, in each case of subclauses (A) and (B) above, for any conflict, breach, default, Lien, modification, termination, obligation, violation or failure that, individually or in the aggregate, would not be adverse in any material respect to the Target Companies taken as a whole, and would not adversely affect in any material respect the ability of the Target Companies or the Sellers to consummate the Transactions.

3.3.                            Title to Equity Interests.  Such Seller (a) holds of record and owns beneficially all of the Equity Interests of the Company set forth opposite such Seller’s name on Schedule 1.1 attached hereto, such Seller has good and valid title to such Equity Interests, free and clear of all Liens other than Liens that may arise under securities Laws and the SFRO Operating Agreement, and at the Closing such Seller shall deliver to the Buyer good and valid title to such Equity Interests free and clear of all Liens, (b) such Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the Equity Interests owned by him or any other Equity Interests in the Company (other than this Agreement and the SFRO Operating Agreement) and (c) other than the Governing Documents of the Company and the SFRO Operating Agreement, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Equity Interests owned by him or any other Equity Interests in any of the Target Companies.

3.4.                            Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject for which any Target Company or Buyer could become obligated.

ARTICLE IV
Representations and Warranties of Buyer

As a material inducement to each Seller to enter into this Agreement and consummate the Transactions, Buyer represents and warrants to each Seller as follows:

4.1.                            Organization, Power and Authority.  Buyer is duly organized, validly existing and in good standing under the Laws of Delaware.  Buyer possesses all requisite power and authority necessary to carry out the Transactions.

4.2.                            Authorization; No Breach.

(a)                                 The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer.  This Agreement and all other agreements contemplated hereby to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(b)                                 The execution, delivery and performance by Buyer of this Agreement and all other agreements contemplated hereby and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any  agreement, instrument, order, judgment or decree to which Buyer is subject, except, in the case of subclause (B) and (C) above, for any conflict, breach, default, Lien, modification, termination, obligation, violation or failure that would not be material in any respect.

4.3.                            Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement to which Buyer is a party or to which Buyer is subject for which any Seller could become liable or obligated.

ARTICLE V
Indemnification

5.1.                            Survival of Representations and Warranties.  The representations and warranties in this Agreement shall survive the Closing for a period starting on the Closing Date and ending on the date that is eighteen (18) months following the Closing Date, except that the representations and warranties set forth in (i) Sections 3.1, 3.2(a), 3.3, 4.1 and 4.2(a) shall survive indefinitely (the “Fundamental Representations”) and (ii) Section 2.8 shall survive until sixty (60) days after the expiration of the applicable statute of limitations.  The agreements and covenants set forth in this Agreement shall survive in accordance with their terms and, if no term is specified, for a period of three (3) years following the Closing Date. Notwithstanding the foregoing, any claim by a party for indemnification hereunder with respect to the breach or alleged breach of any representation, warranty, covenant or agreement asserted prior to the expiration of the applicable survival period set forth in this Section 5.1 shall survive the expiration of such period until the final resolution of such claim.

5.2.                            General Indemnification.

(a)                                 Common Indemnification Obligations of Sellers.  Subject to Section 5.2(d)(iii) and the other limitations in this ARTICLE V, after the Closing, the Sellers shall indemnify Buyer and its Affiliates (for the avoidance of doubt, including the Target Companies) and their respective officers, managers, directors, employees, successors and permitted assigns (other than Sellers) (collectively, “Buyer Indemnified Parties”) and save and hold each of them harmless against any loss, Liability, action, cause of action, cost, damage, Tax or expense, whether or not arising out of third party claims (including reasonable attorneys’, consultants’ and experts’ fees and expenses, interests or penalties to the extent owed to third-parties, refund obligations, and reasonable third-party costs and expenses incurred in connection with the investigation of any Third Party Claim after the receipt or commencement of such Third Party Claim) (collectively, “Losses”, and each a “Loss”), which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)                                     thirty-five percent (35%) of any breach of any representation or warranty made by such Seller in ARTICLE II; or

(ii)                                  any nonfulfillment or breach of any covenant, agreement or other provision by such Seller under this Agreement.

If and to the extent any provision of this Section 5.2(a) is unenforceable for any reason, the Sellers agree to make the lesser maximum contribution to the payment and satisfaction of the Losses for which indemnification is provided for in this Section 5.2(a) which is permissible under applicable Laws.  Notwithstanding anything contained herein, in no event shall any Target Company be required to provide indemnification or contribution for any obligation of the Sellers under this Section 5.2(a).

(b)                                 Individual Indemnification Obligations of Sellers.  After the Closing, each Seller shall severally and not jointly indemnify the Buyer Indemnified Parties and save and hold each of them harmless against:

(i)                                     any Loss which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any breach of any representation or warranty made by such Seller in ARTICLE III; or

(ii)                                  any Loss which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any nonfulfillment or breach of any covenant, agreement or other provision by such Seller under this Agreement.

If and to the extent any provision of this Section 5.2(b) is unenforceable for any reason, each Seller hereby agrees to make the lesser maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 5.2(b) which is permissible under applicable Laws. Notwithstanding anything contained herein, in no event shall any Target Company be required to provide indemnification or contribution for any obligation of the Sellers under this Section 5.2(b).

(c)                                  Indemnification Obligations of Buyer.  After the Closing, Buyer shall indemnify each Seller and its Affiliates (other than Buyer and its Affiliates, including the Target Companies) (collectively, “Seller Indemnified Parties”) and hold them harmless against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)                                     any breach of any representation or warranty of Buyer contained in ARTICLE IV of this Agreement; or

(ii)                                  any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement.

If and to the extent any provision of this Section 5.2(c) is unenforceable for any reason, Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of the Losses for which indemnification is provided for in this Section 5.2(c) which is permissible under applicable Laws.

(d)                                 Limitations on Indemnification.

(i)                                     The provisions of Section 5.2(a) and Section 5.2(b) notwithstanding:

(A)                               none of the Sellers shall be required to indemnify Buyer Indemnified Parties in respect of any Losses suffered by Buyer Indemnified Parties pursuant to Section 5.2(a)(i) or Section 5.2(b)(i), as applicable, as a result of any breach of any representation or warranty contained in ARTICLE II or ARTICLE III (other than the Fundamental Representations) until the aggregate amount of all such Losses suffered by Buyer Indemnified Parties exceed one percent (1%) of the Cash Purchase Price plus one percent (1%) of any cash payment to the payees under the Promissory Notes (the “Basket”) (at which point the full amount of such Losses starting with dollar one, including the Basket, shall be payable); and

(B)                               in no event shall the aggregate amount of the Sellers’ liabilities under Section 5.2(a)(i) and Section 5.2(b)(i) (excluding liabilities as a result of any breach of any Fundamental Representations) exceed twelve and one-half percent (12.5%) of the Cash Purchase Price plus twelve and one-half percent (12.5%) of any cash payment to the payees under the Promissory Notes (together, the “General Cap”).

(ii)                                  Subject to the limitations set forth in this Section 5.2(d), the Sellers shall be responsible for one hundred percent (100%) of the Losses suffered by any Buyer Indemnified Party for which indemnification is available pursuant to Section 5.2(a).  For purpose of clarity, subject to the limitations set forth in this Section 5.2(d), in the event of any Losses suffered by any Target Companies for which indemnification is available under Section 5.2(a), (A) Buyer will request that the indemnification payment be made to one or more of the Target Companies directly and (B) the Sellers shall pay one hundred percent (100%) of such Losses to such Target Company or Target Companies.

(iii)                               The provisions of Section 5.2(a) and Section 5.2(b) notwithstanding, each individual Seller shall not be required to indemnify Buyer Indemnified Parties for more than such Seller’s pro rata portion of any Losses suffered by Buyer Indemnified Parties for which indemnification is available pursuant to Section 5.2(a) (for purposes of this Agreement the Sellers’ pro rata portions are twenty-two and nine-tenths percent (22.9%) for Dass, forty-five percent (45%) for Han, ten percent (10%) for Patel and twenty-two and one-tenths percent (22.1%) for GRAT).

(iv)                              The provisions of Section 5.2(a) and Section 5.2(b) notwithstanding, none of the Sellers shall be required to indemnify Buyer Indemnified Parties in respect of any Losses suffered by Buyer Indemnified Parties:

(A)                               to the extent such Losses constitute consequential or punitive damages, other than such items as the Buyer Indemnified Parties may be required to pay to a unaffiliated third-party as a result of the facts and circumstances underlying the relevant indemnification claim;

(B)                               to the extent of any net Tax benefits actually realized by the Buyer Indemnified Parties as a result of the facts and circumstances underlying such indemnification claim (after taking into account any Tax costs arising from indemnification hereunder and treating the applicable Tax item as the last item to be used by the Buyer Indemnified Parties);

(C)                               to the extent of insurance proceeds actually recovered by the Buyer Indemnified Parties in connection with the facts and circumstances underlying the relevant indemnification claim; and

(D)                               to the extent of any indemnity, contribution or other similar payments and claims actually received from third-parties.

(e)                                  Calculation of Losses.  For purposes of calculating the amount of Losses incurred with respect to any breach of any representation and warranty contained this Agreement (but not for purposes of determining whether a breach of a representation or warranty has occurred), all qualifications and limitations as to materiality (including terms such as “material”) in such representation or warranty shall be disregarded and not be given any effect.

(f)                                   Manner of Payment.  Any indemnification of Buyer Indemnified Parties pursuant to this Section 5.2 shall be effected (i) first by offsetting such amount against (x) any amounts due under the Promissory Notes and/or (y) at Buyer’s option, any obligation owing by the Target Companies or Buyer to Seller Indemnified Parties (including any distributions in respect of any Equity Interests held by Sellers in any Target Company), and (ii) thereafter, by wire transfer of immediately available funds from Sellers to an account designated in writing by Buyer Indemnified Party within five (5) days after the determination thereof.  Any indemnification owing to Seller Indemnified Parties pursuant to this Section 5.2 shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by Seller Indemnified Party within five (5) days after the determination thereof.

(g)                                  Third Party Claims.  Any Person making a claim for indemnification under this Section 5.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify.  Any Indemnitor shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof (including as it relates to the posting of any bond or the making of any guarantee in connection with such defense) by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that prior to the Indemnitor assuming control of such defense, Indemnitor shall first reasonably demonstrate to the Indemnitee in writing (A) the Indemnitor’s financial ability to provide full indemnification to the Indemnitee with respect to the estimated amount of the Loss relating to such Proceeding (determined in good faith based upon all of the information pertaining to the Proceeding available at such time and after giving effect to any applicable limitations on indemnification in Section 5.2(d)) and (B) that, assuming the Indemnitor were to become obligated to indemnify the Indemnitee hereunder in respect of the estimated amount of the Loss relating to such Proceeding (determined in good faith based upon all of the information pertaining to the Proceeding available at such time), the Indemnitor (after giving effect to any applicable limitations on indemnification in Section 5.2(d)) would be responsible for more of the Loss than the Indemnitee in the event such Proceeding were determined in an adverse manner to the Indemnitor and the Indemnitee; and provided, further, that:

(i)                                     the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel (x) that are incurred prior to the date the Indemnitor effectively assumes control of such defense) or (y) retained because of a conflict of interest exists between the Indemnitor and the Indemnitee, each of which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii)                                  the Indemnitee shall be entitled to assume control of such defense (the fees and expenses of counsel retained by Indemnitee in connection with such defense shall be deemed indemnifiable Losses, subject to the limitations set forth in this ARTICLE V) if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (provided that in such event (x) the Indemnitee shall not enter into any settlement of a claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned), (y) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnitor), and (z) the Indemnitor shall be entitled to review the files and record relating to such defense upon request of the Indemnitor); (B) the Indemnitee reasonably believes that an adverse determination with respect to the Proceeding giving rise to such indemnification claim would materially and adversely affect the Indemnitee’s business reputation; (C) the claim seeks an injunction or equitable relief against the Indemnitee; or (D) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(iii)                               if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, (A) injunctive or other equitable relief will be imposed against the Indemnitee, (B) the Indemnitee will become responsible for any payment or any portion thereof or any other Liabilities, whether as a result of the limitations on indemnification in Section 5.2(d), or otherwise, or (C) in the case of a settlement, such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice.

(h)                                 Waiver.  Each Seller hereby agrees that such Seller shall not make any claim for indemnification hereunder against any Target Company by reason of the fact that such Seller or one or more of its officers was a shareholder, manager, director, officer, employee or agent of any Target Company or was serving at the request of any Target Company as a partner, trustee, manager, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Proceeding brought by any of Buyer Indemnified Parties against such Seller or any claim against such Seller in connection with this Agreement, and each Seller hereby acknowledges and agrees that such Seller shall have no claims or right to contribution or indemnity from any Target Company with respect to any amounts paid by such Seller pursuant to this Section 5.2.

(i)                                     Without limiting the Indemnitor’s rights under this ARTICLE V, if any Indemnitee recovers from a third-party any amount in respect of a matter for which the Indemnitors have indemnified the Indemnitee pursuant to this ARTICLE V, then such Indemnitee will promptly pay over to the Indemnitors such recovered amount, but in no event shall any Indemnitee pay to the Indemnitors any recovered amount in excess of any amount previously paid by the Indemnitors to or for the account of the Indemnitees in respect of such claim.

(j)                                    Final Purchase Price Adjustment.  All indemnification payments under this ARTICLE V shall be deemed adjustments to the Purchase Price.

(k)                                 Sole Remedy.  After the Closing, other than any claim of fraud, the indemnification pursuant to this ARTICLE V shall be the sole remedies for breach of any representation, warranty or covenant under this Agreement; provided that the parties may seek injunctive relief and other equitable remedies for breaches of or failures to comply with the covenants and obligations under ARTICLE VI.

ARTICLE VI
Post-Closing Covenants and Agreements

Each of the parties hereto agrees as follows with respect to the period after the Closing Date:

6.1.                            Tax Matters.

(a)                                 Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers.  Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Sellers’ share of any Transfer Taxes payable in respect of such Tax Returns shall be paid by the Seller Representative (for payment to the applicable taxing authority), together with fifty percent (50%) of the costs of the preparation of such Tax Returns, no later than five (5) Business Days before such Transfer Taxes become due and payable.

(b)                                 Intended Tax Treatment and Allocation.

(i)                                     The parties intend that (A) the contribution of the Contributed Equity to Parent LLC in exchange for the Rollover Equity (as set forth on Schedule 1.1) will qualify as a tax-free exchange under Section 721 of the Code, (B) the subsequent sale of the Purchased Equity to Buyer in exchange for the Cash Purchase Price and Promissory Notes (as set forth on Schedule 1.1) will be a taxable transaction described in Situation 1 of IRS Revenue Ruling 99-6, 1999-1 C.B. 432, and shall therefore be treated for U.S. federal income tax purposes, from the perspective of the Sellers, as a fully taxable sale of partnership interests and, from Buyer’s perspective, as an asset acquisition (the “Intended Tax Treatment”).

(ii)                                  Following the final determination of the Purchase Price, Buyer shall prepare or cause to be prepared, and shall submit to the Seller Representative, an allocation (the “Allocation”) of the Purchase Price, the liabilities of the Target Companies existing immediately prior to the Closing, and other relevant items among the assets of the Target Companies based on the fair market value of such assets immediately prior to the Closing, consistent with Section 1060 of the Code.  For purposes of the foregoing, the Parties agree that the fair market value of the tangible assets of the Target Companies shall be equal to their adjusted tax basis.  If the Seller Representative objects to the Allocation within thirty (30) days after receipt thereof from Buyer, then Buyer and the Seller Representative shall negotiate in good faith to resolve promptly any such objection.  If Buyer and the Seller Representative do not obtain a final resolution within thirty (30) days after the Seller Representative has so objected, then the dispute shall be resolved by the Independent Auditor, in accordance with the procedural principles of Section 6.1(g) of the 2014 Purchase Agreement.  Buyer and the Seller Representative shall update the Allocation to reflect any further adjustments to the Purchase Price in a manner consistent with the principles used to create the Allocation.

(iii)                               None of the Company, Buyer, Parent LLC or the Sellers, nor any of their Affiliates, shall take any position for income Tax purposes (whether in audits, Tax Returns or otherwise) which is inconsistent with the Intended Tax Treatment or the Allocation unless required to do so by applicable Law.

6.2.                            Non-Solicitation and Non-Competition.

(a)                                 Each Seller agrees that during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Seller shall not directly or indirectly (except on behalf of a Target Company) (i) induce or attempt to induce any officer, employee, consultant, physician or radiologist of any Target Company (other than such Seller) (an “Employee”) to leave the employ of any Target Company, or (ii) hire any Employee or any person who is or was an Employee.

(b)                                 Each Seller agrees that during the Restricted Period, such Seller shall not, without the prior written consent of Buyer, directly or indirectly, anywhere in the Territory: (i) form, acquire, finance, operate, control or otherwise become associated with an enterprise which provides outpatient radiation and other oncology treatment services or any other oncology services of any nature, including urology, medical oncology and surgical oncology services, or otherwise provides similar services to oncology patients or is otherwise competitive with the businesses of the Target Companies as now conducted or planned to be conducted (a “Competing Business”) or (ii) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any patients, clients, suppliers, business partners, customers or accounts of the Target Companies.  Notwithstanding the foregoing, (x) each Seller may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than three percent (3%) of the outstanding stock of any class of any public corporation that engages in a Competing Business, and (y) in the event a Seller’s employment by SFM is terminated by SFM without Cause (as defined in such Seller’s then-applicable employment agreement with SFM) prior to the expiration of the Restricted Period, such Seller shall be permitted to work for an existing radiation therapy provider following the expiration of the applicable noncompete period under such Seller’s employment agreement with SFM, provided that (1) such Seller does not receive any profits interests or any equity or equity-based interest in connection with such subsequent employment (whether as part of his compensation or otherwise) and (2) such Seller is not otherwise in violation of any of the provisions of this Section 6.2.

(c)                                  Buyer and the Sellers agree that (i) the covenants set forth in Sections 6.2(a), 6.2(b) and 6.2(c) are reasonable in temporal and geographical scope and in all other respects, and (ii) the covenants contained herein have been made in order to induce the Company and Buyer to enter into this Agreement.

(d)                                 Buyer and Sellers intend that the covenants of Sections 6.2(b) and 6.2(c) shall be deemed to be a series of separate covenants, one for each county within the Territory and one for each month of the Restricted Period.

(e)                                  If, at the time of enforcement of Sections 6.2(a), 6.2(b) or 6.2(c) a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law.

(f)                                   Each Seller recognizes and affirms that in the event of its or his breach of any provision of Section 6.2(a), 6.2(b) or 6.2(c), money damages would be inadequate and neither the Company nor Buyer would have adequate remedy at law.  Accordingly, each Seller agrees that in the event of a breach or a threatened breach of any of the provisions of Section 6.2(a), 6.2(b) or 6.2(c), the Company and Buyer, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a material breach or violation of Section 6.2(a) or Section 6.2(b), the Restricted Period shall be tolled until such breach or violation has ceased.

6.3.                            Further Assurances.  Following the Closing, the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the Transactions, including the contribution to Parent LLC of the Contributed Equity and the transfer to Buyer of the Purchased Equity, and the Sellers shall execute such documents as may be necessary to assist Parent LLC in preserving or perfecting its rights in the Contributed Equity and Buyer in preserving or perfecting its rights in the Purchased Equity and its ability to conduct the business of the Target Companies.

6.4.                            Release.  As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Seller agrees not to bring any claim of any nature nor to commence any proceeding of any nature and fully, unconditionally and irrevocably releases and discharges Parent LLC, the Parent, Buyer, the Target Companies and their respective directors, managers, officers, assigns and successors, past and present (collectively, the “Releasees”), with respect to and from any and all claims, demands, rights, Liens, contracts, covenants, proceedings, causes of action, obligations, debts, and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller now owns or holds or has at any time owned or held against Releasees, including with respect to any and all payments pursuant to Section 1 of the 2014 Purchase Agreement; provided, however, that nothing in this Section 6.4 will be deemed to constitute a release by such Seller of any right to enforce its rights under this Agreement and the agreements entered into in connection herewith (including the Promissory Notes and the amended employment agreements between SFM and each Seller), the 2014 Purchase Agreement (other than payments due under Section 1 of the 2014 Purchase Agreement) and the agreements entered into in connection therewith (other than that certain letter agreement terminated pursuant to Section 1.4 hereof) or for any accrued compensation and/or employee benefits owed to such Seller in his capacity as an employee of any Target Company that remains unpaid as of the date hereof.  It is the intention of each Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him or her by the provisions of applicable Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.

6.5.                            Personal Guarantees.  After the Closing, the Buyer will, and will cause the Target Companies to obtain the release of all personal guarantees made by the Sellers and their Affiliates as set forth on Schedule 6.5 in respect of any indebtedness of the Target Companies.  To the extent that the Buyer and the Target Companies are unable to obtain a full release of such personal guarantees, the Target Companies will indemnify, defend and hold the Sellers and such other Persons harmless from and against all obligations and liabilities incurred by them in respect of any default or other event arising after the Closing under such personal guarantees.

ARTICLE VII
Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“2014 Closing Date” means February 10, 2014.

“2014 Purchase Agreement” has the meaning set forth in the recitals.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.  With respect to an individual, “Affiliate” shall also include any member of such individual’s Family Group.  For the avoidance of doubt, in no event shall any Seller be deemed an Affiliate of Buyer, any Target Company, or any direct or indirect equityholder of Buyer.

“Affiliated Group” means any affiliated, consolidated, combined, unitary or other group for Tax purposes.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 6.1(b)(ii).

“Basket” has the meaning set forth in Section 5.2(d)(i)(A).

“Business” means, collectively, the businesses conducted by the Target Companies prior to and as of the date hereof.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 5.2(a).

“Buyer’s Knowledge” and similar phrases means the actual knowledge of Daniel E. Dosoretz, M.D., Richard R. Lewis, Joseph Biscardi, Norton Travis, Bryan J. Carey, Madlyn Dornaus, Frank English, Kurt Janavitz, Gary Delanois, Constantine Mantz or Daniel Galmarina.

“Cash Purchase Price” has the meaning set forth in Section 1.2(c).

“Claim” has the meaning set forth in Section 8.17(a)(i).

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Competing Business” has the meaning set forth in Section 6.2(b).

“Contributed Equity” has the meaning set forth in the recitals.

“Dass” has the meaning set forth in the preamble.

“Employee” has the meaning set forth in Section 6.2(a).

“Employee Benefit Plan” means all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), each other pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, equity or equity-based, deferred compensation, severance, separation, retention, employment, change of control, and each other material benefit or compensation plan, program, policy or contract (including, without limitation, any employment, consulting and collective bargaining agreements) maintained, sponsored or contributed to or required to be contributed to by any Target Company, or with respect to which any Target Company has any Liability.

“Environmental Requirements” shall mean all applicable Laws and all contractual obligations concerning public or worker health and safety, pollution or protection of the environment.

“Equity Interest Percentage” has the meaning set forth in the recitals.

“Equity Interests” means capital stock, partnership interests, limited liability company interests or other indicia of equity ownership (including any profits interest) or any kind, and any option, warrant or other right to convert into or otherwise receive any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Family Group” means, with respect to any natural person, such person’s spouse, siblings, children (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability company) formed solely for the benefit of such person and/or such person’s spouse, siblings and/or children (whether natural or adopted).

“Florida LLC Act” means the Florida Revised Limited Liability Company Act, Florida Statutes Chapter 605, as it may be amended from time to time.

“Fundamental Representations” has the meaning set forth in Section 5.1.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“General Cap” has the meaning set forth in Section 5.2(d)(i)(B).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation would be its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership would be its certificate of limited partnership and limited partnership agreement and the “Governing Documents” of a limited liability company would be its certificate of formation and operating agreement.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Target Companies.

“Government Reimbursement Programs” has the meaning set forth in Section 2.8(b).

“GRAT” has the meaning set forth in the preamble.

“Han” has the meaning set forth in the preamble.

“Hazardous Substance” means any substance, material or waste for which Liability or standards of conduct may be imposed pursuant to any Environmental Requirements, including any contaminant, pollutant, hazardous waste, hazardous substance, toxic substance, toxic waste, special waste, regulated medical waste, asbestos and asbestos-containing materials, petroleum and petroleum by-products, radiation and radioactive materials.

“HIPAA” has the meaning set forth in Section 2.8(a).

“Holdings” has the meaning set forth in Section 1.2(b)(ii).

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice).

“Indemnitee” has the meaning set forth in Section 5.2(g).

“Indemnitor” has the meaning set forth in Section 5.2(g).

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, trade names, slogans, logos, designs, Internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and  all  goodwill associated with any of the foregoing, and all applications, registrations and renewals in connection therewith; (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith; (iv) computer software (including source code, executable code, data, data bases and related documentation); (v) trade secrets and other confidential information (including, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, customer and supplier lists and price and cost information); (vi) all other intellectual property and proprietary rights; and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intended Tax Treatment” has the meaning set forth in Section 6.1(b)(i).

“IRS” means the United States Internal Revenue Service.

“Joinder” has the meaning set forth in Section 1.2(d)(i)(C).

“Laws” means all statutes, laws, common law, codes, ordinances, regulations, rules, and other provisions having the force or effect of law, and all orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Property” means the real property leased or subleased by any Target Company, in each case, as tenant or sublessee, together with, to the extent leased by any Target Company, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” means any liability, payment, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, damage, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), license, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“LLC Agreement” means the Sixth Amended and Restated LLC Agreement of Parent LLC in the form attached as Exhibit C hereto.

“Loss” or “Losses” have the meaning set forth in Section 5.2(a).

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts, individually or in the aggregate with other events, changes, circumstances, effects or state of facts, that has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, condition (financial or otherwise), operating results of the Target Companies (taken as a whole) or (b) the ability of the Target Companies and Sellers to consummate the Transactions, other than, in the case of clause (a) above, any event, change, circumstance, effect or state of facts that results from (i) any change in general economic conditions in the United States, (ii) any change generally affecting the industry in which the Target Companies operate, (iii) any change in Law, GAAP or the authoritative interpretations thereof, (iv) acts of war, sabotage or terrorism, military actions or the escalation thereof, or (v) any action required by this Agreement; provided that with respect to each of clauses (i) through (iv), only if such event, change, circumstance, effect or state of facts does not have, and would not reasonably be expected to have, a disproportionately adverse effect on the Target Companies as compared to other companies operating in the same industries in which the Target Companies operate.

“Material Contracts” has the meaning set forth in Section 2.3(b).

“Medicaid” has the meaning set forth in Section 2.8(b).

“Medicare” has the meaning set forth in Section 2.8(b).

“Parent” means 21st Century Oncology, Inc., a Delaware corporation.

“Parent LLC” has the meaning set forth in the preamble.

“Patel” has the meaning set forth in the preamble.

“Permits” means any license, permit, authorization, registration, certificate of authority, qualification or similar document or authority that has been or is required to be issued or granted by any Government Entity.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges that are not yet due and payable, (b) Liens related to Indebtedness, (c) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (d) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and (e) with respect to Leased Property only, (i) zoning, building and other land use regulations imposed by Government Entities having jurisdiction over the Leased Property which are not violated by the current use or occupancy of the Leased Property or the operation of the Business thereon, and (ii) covenants, conditions, restrictions, easements and other similar matters of record, affecting title to the Leased Property which do not materially impair (x) the value of the parcel of Leased Property to which they pertain or (y) the occupancy or use of the Leased Property by any Target Company (as applicable) for the purposes for which it is currently used in connection with such Person’s business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 5.2(g).

“Promissory Note” and “Promissory Notes” have the meanings set forth in Section 1.2(c).

“Purchase Price” has the meaning set forth in Section 1.2(b).

“Purchased Equity” has the meaning set forth in the recitals.

“Releasees” has the meaning set forth in Section 6.4.

“Restricted Period” has the meaning set forth in Section 6.2(a).

“Rollover Equity” has the meaning set forth in Section 1.2(b)(i).

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 5.2(c).

“Seller Representative” has the meaning set forth in Section 8.17(a).

“Sellers’ Knowledge” means the actual knowledge of any Seller after due inquiry and investigation (without review of public records and filings).

“SFM” means South Florida Medicine, LLC, a Florida limited liability company.

“SFRO Operating Agreement” means the Amended and Restated Operating Agreement of the Company dated February 10, 2014, as amended, by and among the Company, Buyer and the Sellers.

“SFRO Preferred Units” means “SFRO Preferred Units” as such term is defined in the LLC Agreement.

“Target Company” and “Target Companies” means, individually or collectively, the Company and its Subsidiaries.

“Tax” or “Taxes” means (i)  United States federal, state or local or non-United States taxes, assessments, charges, duties, fees, levies or other similar charges (together with any interest, penalties, and additional amounts imposed with respect thereto) imposed by or payable to any Government Entity, including all income, franchise, profits, capital gains, gross receipts, premium, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, ad valorem, value added, alternative or add-on minimum, environmental, escheat or unclaimed property, customs, social security (or similar), unemployment, disability, registration and other similar taxes, assessments, charges, duties or levies, whether disputed or not, together with all estimated taxes; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any Affiliated Group; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, estimate, information report, return statement or filing with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Territory” means Miami-Dade county, Broward county, Palm Beach county, Martin county and their respective contiguous counties in the State of Florida.

“Third Party Claim” a Claim by a Person who is not a party to this Agreement or an Affiliate thereof.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 6.1(a).

“Tricare” has the meaning set forth in Section 2.8(b).

ARTICLE VIII
Miscellaneous

8.1.                            Fees and Expenses.  Buyer shall pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions.

8.2.                            Press Release and Announcements.  No Seller nor any of its Affiliates shall make any public announcement with respect to this Agreement or the Transactions without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed).  None of Buyer and its Affiliates shall make any public announcement naming any Seller as a recipient of any portion of the Purchase Price without the prior written consent of such Seller.  Notwithstanding the foregoing, any such public announcement may be made if required by applicable Law or a securities exchange rule; provided that the party required to make such public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such public announcement before the same is made.

8.3.                            Remedies.  Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws.  All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.  One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

8.4.                            Consent to Amendments; Waivers.  This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and the Seller Representative.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

8.5.                            Successors and Assigns.  This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not; provided that Buyer and the Company (following the Closing) may assign this Agreement and its rights hereunder without such prior written consent to any of its Affiliates, any Person which provides financing to the Company, and any subsequent purchaser of Buyer, the Company or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise); provided, further, that Buyer shall be entitled to pledge, encumber, hypothecate or grant a Lien in any or all of its rights hereunder.  With respect to any Lien granted or otherwise created by Buyer in its rights hereunder, each Seller agrees that upon such Seller’s receipt of written notice from the beneficiary of such Lien so demanding, any and all payments otherwise payable to Buyer pursuant hereto shall thereafter be payable to, and all rights of Buyer hereunder shall thereafter be exclusively exercisable by, such beneficiary, and any contrary instructions from Buyer shall be disregarded and be of no force or effect.

8.6.                            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7.                            Counterparts.  This Agreement may be executed in two or more counterparts (including by means of telecopied, facsimile or .pdf signature pages), each of which will be deemed an original but all of which will constitute but one instrument.

8.8.                            Descriptive Headings; Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The use of the word “including” herein shall mean “including without limitation.”  Unless otherwise specified herein, accounting terms in this Agreement have the meaning given such terms under GAAP.  All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

8.9.                            Entire Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

8.10.                     No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder; provided that any Indemnitee shall be a third party beneficiary of this Agreement.

8.11.                     Schedules and Exhibits.  All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.12.                     Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits attached hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that matters with respect to the Target Companies that are subject to the Florida LLC Act will be governed by the Florida LLC Act, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.  In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply; provided, however, that the internal laws of State of Florida shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto) with respect to matters with respect to the Target Companies that are subject to the Florida LLC Act.

8.13.                     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.14.                     Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Miami Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 8.15.

8.15.                     Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, three business days after being sent to recipient by US First Class mail (postage prepaid), or one business day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to Buyer, Sellers and the Company at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to the Seller Representative (on behalf of the Sellers):

Rajiv Patel
2783 Pillsbury Way
Wellington, Florida 33414
Fax:  [          ]
Email:  [          ]

with a copy to (which shall not constitute notice to the Sellers):

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096
Attn:  [          ]
Facsimile: [          ]
Email:  [          ]

If to Buyer, Parent LLC or the Company:

c/o 21st Century Oncology
2270 Colonial Boulevard
Fort Myers, FL 33907
Attn:  President
Facsimile: [          ]
Email: [          ]

with a copy to (which shall not constitute notice to Buyer):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:  [          ]
Facsimile:  [          ]
Email:  [          ]

8.16.                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.17.                     Seller Representative.  The parties hereto have agreed that it is desirable to designate Rajiv Patel to act on behalf of the Sellers for certain limited purposes, as specified herein (the “Seller Representative”).

(a)                                 The Seller Representative is appointed, authorized and empowered to act as a representative for the benefit of the each Seller as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each Seller in connection with and to facilitate the consummation of the Transactions which shall include the power and authority:

(i)                                     to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as Seller Representative, in its sole discretion, may deem necessary or desirable, including any amendments or modifications to this Agreement;

(ii)                                  as the Seller Representative, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Seller Representative arising out of or under or in any manner relating to this Agreement and the other agreements contemplated hereby or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under ARTICLE V hereof), and to take any and all actions which Seller Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Buyer, defending any Third Party Claim or Claim by any Buyer Indemnified Party,

consenting to, compromising or settling any such Third Party Claim or Claim, conducting negotiations with Buyer and their respective representatives regarding such Third Party Claim or Claim.  Without limiting the generality of the foregoing, the Seller Representative may (A) assert any claim or institute any action, proceeding or investigation, (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer or any other Person, or by any Government Entity against the Seller Representative and/or any of the Sellers, (C) receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as it shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation, (D) file any proofs of debt, claims and petitions as it may deem advisable or necessary, and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation (it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions);

(iii)                               to refrain from enforcing any right of the Sellers, Seller Indemnified Parties and/or the Seller Representative arising out of or under or in any manner relating to this Agreement or the other documents contemplated hereby; provided, however, that no such failure to act on the part of the Seller Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Seller Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Seller Representative;

(iv)                              to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith; and

(v)                                 making any payments or paying any expenses under or in connection with this Agreement or on behalf of the Sellers.

(b)                                 Buyer may rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers, and Buyer shall not have any responsibility for the calculation of any payments to be made to the Sellers according to their Equity Interest Percentages.

(c)                                  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and shall survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the Transactions.

(d)                                 All actions taken by the Seller Representative under this Agreement shall be binding upon all Sellers and their successors as if expressly confirmed and ratified in writing by each of them.  Buyer shall serve notice to, and deal exclusively with, the Seller

Representative with respect to any and all matters concerning any of the Sellers arising out of or related to this Agreement and all other agreements or instruments contemplated hereby or the transactions contemplated hereby or thereby, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document purported by the Seller Representative to have been executed by or on behalf of any of the Sellers as fully binding upon such Seller.  If the Seller Representative shall resign, dissolve, cease to exist or otherwise be unable to fulfill its responsibilities as representative of the Sellers, the Sellers shall, within ten (10) days after the occurrence of such event, appoint (by vote of the Sellers holding a majority of the Equity Interest Percentages set forth on Schedule 1.1 attached hereto) a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor.  Any such successor shall become the “Seller Representative” for purposes of this Agreement and the other agreements and instruments contemplated hereby.  If for any reason there is no Seller Representative at any time, all references herein or in any other agreement or instrument contemplated hereby to the Seller Representative shall be deemed to refer to the Sellers.  Each Seller agrees that any action taken by the Seller Representative on its behalf pursuant to the terms of this Agreement and the other agreements and instruments contemplated hereby shall be fully binding on them.

(e)                                  Except in cases of willful misconduct or fraud, the Seller Representative will have no liability to Buyer or its successors or assigns with respect to actions taken or omitted to be taken in good faith in its capacity as the Seller Representative and shall be entitled to indemnification and reimbursement from the Sellers (pro rata in accordance with the Equity Interest Percentages set forth on Schedule 1.1 attached hereto) against any loss, liability, fees or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as the Seller Representative.

*     *     *      *     *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Contribution and Purchase Agreement on the date first written above.

21C EAST FLORIDA, LLC

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

21ST CENTURY ONCOLOGY INVESTMENTS, LLC

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

/s/ Kishore Dass, M.D.
Kishore Dass, M.D.

/s/ Kishore Dass, M.D.
Kishore Dass, M.D., as trustee of the Seema Dass 2014 GRAT, dated May 13, 2014

/s/ Ben Han, M.D.
Ben Han, M.D.

/s/ Rajiv Patel
Rajiv Patel (in his individual capacity and as the Seller Representative)

[Signature Page to Securities Contribution and Purchase Agreement]